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Exhibit 99.1

[MOVIE GALLARY LOGO]

Contact:	J. Steven Roy Executive Vice President and Chief Financial Officer (334) 677-2108

MOVIE GALLERY REPORTS 3rd-QUARTER NET INCOME OF $0.28 PER DILUTED
SHARE AND ADJUSTED NET INCOME OF $0.30 PER DILUTED SHARE

        DOTHAN, Ala. (November 4, 2003)—Movie Gallery, Inc. (Nasdaq: MOVI) today announced financial results for the third quarter and nine months ended October 5, 2003. Revenues increased 28.2% to $167,239,000 for the third quarter, a 13-week period, from $130,435,000 for the third quarter last year, a 13-week period ended October 6, 2002. Net income for the latest quarter was $9,215,000, or $0.28 per diluted share, compared with $9,392,000, or $0.29 per diluted share, for the third quarter last year.

        Adjusted net income per diluted share was $0.30 for the third quarter, up 7.1% from $0.28 for the third quarter last year. Adjusted net income for the latest quarter excludes $0.02 per diluted share related to the non-cash impact of the change in accounting estimate for rental inventory discussed in the Company's fourth-quarter 2002 earnings press release. For the third quarter of 2002, adjusted net income excludes a non-cash stock option compensation gain of $0.01 per diluted share. The Company believes its calculation of adjusted net income per share provides a better measure of the Company's ongoing performance and provides better comparability to prior periods, because it excludes items not related to the Company's core business operations and it excludes items dependent upon fluctuations in the Company's stock price. For more information on the reconciliation of actual and adjusted results, see the Unaudited Financial Highlights on page 4 of this release.

        Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, non-cash stock option compensation, and non-recurring items, less purchases of rental inventory exclusive of new store opening inventory) was $20,038,000 for the third quarter of 2003, a 4.4% increase from $19,195,000 for the third quarter of 2002. The Company discloses adjusted EBITDA because it is a widely accepted financial indicator in the home video retail industry of a company's ability to finance its operations and meet its growth plans, in that it treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. This measure is also used by the Company internally to make new store and acquisition investment decisions and to calculate awards under incentive-based compensation programs.

        Revenues increased 32.1% for the first nine months of 2003, to $496,886,000 from $376,143,000 for the first nine months of 2002. Net income increased 28.6% to $31,976,000 from $24,866,000, and net income per diluted share rose 18.5% to $0.96 from $0.81, on a 7.8% increase in weighted average shares outstanding, primarily due to the Company's May 2002 stock offering. Adjusted net income per diluted share for the first nine months of 2003 was $1.08, up 20.0% from $0.90 for the same period in 2002. Adjusted net income for the first nine months of 2003 excludes non-cash stock option compensation expense of $0.03 per diluted share and the non-cash impact of the accounting change for rental inventory amortization of $0.09 per diluted share. For the first nine months of 2002, adjusted net income excludes non-cash stock option compensation expense of $0.01 per diluted share and a legal settlement charge of $0.08 per diluted share. Adjusted EBITDA for the first nine months of 2003 increased 34.2% to $76,730,000 from $57,183,000 for the comparable period in 2002.

        "We were very pleased with our stronger-than-anticipated earnings for the third quarter," said Joe Malugen, Chairman and Chief Executive Officer of Movie Gallery, "which, at $0.30 per diluted share were significantly above our original guidance of $0.24 to $0.26 that was established in May 2003.

These results were primarily driven by substantial revenue growth for the quarter, reflecting a same-store revenue increase of 5% and a 23% expansion of our stores in operation to 2,050 at the quarter's end from 1,662 at the end of the third quarter of 2002. The increase in our same-store revenues was better than our guidance for the quarter of a low single-digit gain and was produced after a strong same-store revenues increase for the third quarter last year of 4.7%. A number of factors contributed to this growth, including the continued strong performance of our newer stores, the ongoing transition to the DVD format, improved availability of rental movies, expanded sales of previously viewed movies and increased titles and units available for game rentals.

        "We remain optimistic regarding Movie Gallery's prospects for expanding its leadership position in its core markets beyond 2003 based on our proven performance in a growing, highly fragmented industry. We have consistently demonstrated the strength of our business model, and we believe we have the management depth, the systems sophistication and the financial strength to continue to meet our long-term objectives for profitable growth and increased stockholder value."

        The following are the Company's current expectations for the fourth quarter and year-end 2003:

  •
  The Company expects a low single-digit increase in same-store revenues for the fourth quarter.

  •
  The Company maintains its established guidance for expected store openings for full-year 2003 in a range of 200 to 225 stores.

  •
  For full-year 2003, the Company is increasing its revenue guidance to a range of $675 million to $680 million from the previous range of $655 million to $670 million.

  •
  The Company is affirming its guidance for adjusted net income per diluted share for the fourth quarter of 2003 in a range of $0.45 to $0.47, bringing full-year 2003 to a range of $1.53 to $1.55.

    The adjusted net income per diluted share for the fourth quarter and full-year 2003 do not include non-cash expense of $0.01 and $0.11, respectively, for the change in accounting estimate for rental inventory that occurred in the fourth quarter of 2002, or any non-cash stock option compensation. The comparable GAAP measurements for net income per diluted share for the quarter and full-year 2003 depend on future stock option exercises and the Company's share price, which will not be available until after the completion of each applicable period.

  •
  The Company continues to execute its test of Game Zone, a store within a store, buy, sell and trade operation for video games. The Company expects to have up to 15 stores open during the Christmas holiday period and will announce any future plans for its Game Zone concept after the holidays.

        Movie Gallery will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.moviegallery.com and clicking Investor Relations or by going to the following web sites—www.streetevents.com or www.fulldisclosure.com—at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on November 11, 2003.

        To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 5, 2003. In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the fourth quarter and full-year 2003 if, among other factors, (i) same-store revenues are less than projected; (ii) the increase in the sale of new movies negatively impacts rental revenue; (iii) the number of new store openings during the year is less than expected; (iv) the Company's actual expenses differ from estimates and expectations; (v) consumer demand for movies and games is less than expected; (vi) the availability of movies and games is less than expected; or (vii) competitive pressures are greater than anticipated. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

        Movie Gallery currently owns and operates a total of 2,076 video specialty stores located throughout North America. Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

MOVIE GALLERY, INC.

Unaudited Financial Highlights

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 6, 2002	October 5, 2003	October 6, 2002	October 5, 2003
Revenues	$130,435	$167,239	$376,143	$496,886
Net income	$9,392	$9,215	$24,866	$31,976
Plus reconciling items (after tax):
Stock option compensation	(91)	78	477	981
Amortization policy change	—	675	—	3,101
Legal settlement	—	—	2,400	—

Adjusted net income	$9,301	$9,968	$27,743	$36,058

Net income per diluted share	$0.29	$0.28	$0.81	$0.96
Adjusted net income per diluted share	$0.28	$0.30	$0.90	$1.08
Weighted average diluted shares outstanding	32,902	33,499	30,878	33,298
Adjusted EBITDA:
Operating income	$15,737	$15,196	$42,334	$53,196
Rental inventory amortization and non-cash cost of rental inventory sold	24,705	32,666	71,051	98,620
Depreciation and intangibles amortization	4,978	5,930	14,545	16,911
Stock option compensation	(151)	128	795	1,626
Legal settlement	—	—	4,000	—
Purchases of rental inventory	(29,107)	(37,101)	(81,674)	(106,492)
DVD catalog investment	—	—	—	5,421
New store rental inventory purchases	3,033	3,219	6,132	7,448

Adjusted EBITDA	$19,195	$20,038	$57,183	$76,730

MOVIE GALLERY, INC.
Supplemental Information

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 6, 2002	October 5, 2003	October 6, 2002	October 5, 2003
Store count:
Beginning of period	1,560	1,936	1,415	1,784
New store builds	42	79	87	163
Stores acquired	73	42	192	134
Stores closed	(13)	(7)	(32)	(31)

End of period	1,662	2,050	1,662	2,050

MOVIE GALLERY, INC.

Consolidated Balance Sheets

(dollars in thousands)

	January 5, 2003	October 5, 2003
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,526	$19,411
Merchandise inventory	18,646	17,620
Prepaid expenses	1,533	2,107
Store supplies and other	7,585	8,978

Total current assets	67,290	48,116
Rental inventory, net	82,880	95,453
Property, furnishings and equipment, net	86,993	106,835
Goodwill	116,119	132,710
Other intangibles, net	6,677	8,419
Deposits and other assets	3,615	6,983

Total assets	$363,574	$398,516

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$66,996	$49,272
Accrued liabilities	23,524	25,004
Deferred revenue	9,636	7,028
Deferred income taxes	742	844

Total current liabilities	100,898	82,148
Other accrued liabilities	249	190
Deferred income taxes	3,376	15,217
Stockholders' equity:
Preferred stock, $.10 par value; 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value; 65,000,000 shares authorized, 32,061,871 and 32,647,426 shares issued and outstanding, respectively	32	33
Additional paid-in capital	216,631	223,533
Retained earnings	42,647	74,623
Accumulated other comprehensive income (loss)	(259)	2,772

Total stockholders' equity	259,051	300,961

Total liabilities and stockholders' equity	$363,574	$398,516

MOVIE GALLERY, INC.

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 6, 2002	October 5, 2003	October 6, 2002	October 5, 2003
Revenues:
Rentals	$122,246	$154,565	$354,298	$456,322
Product sales	8,189	12,674	21,845	40,564

Total revenues	130,435	167,239	376,143	496,886
Cost of sales:
Cost of rental revenues	34,551	44,559	99,285	134,966
Cost of product sales	5,481	10,005	15,403	32,447

Gross margin	90,403	112,675	261,455	329,473
Operating costs and expenses:
Operating and selling expenses	65,062	84,902	185,737	238,801
General and administrative	9,339	11,956	31,476	34,461
Amortization of intangibles	416	493	1,113	1,389
Stock option compensation	(151)	128	795	1,626

Operating income	15,737	15,196	42,334	53,196
Interest expense, net	(84)	(89)	(924)	(331)

Income before income taxes	15,653	15,107	41,410	52,865
Income taxes	6,261	5,892	16,544	20,889

Net income	$9,392	$9,215	$24,866	$31,976

Net income per share:
Basic	$0.29	$0.28	$0.84	$0.99

Diluted	$0.29	$0.28	$0.81	$0.96

Weighted average shares outstanding:
Basic	31,937	32,536	29,701	32,303
Diluted	32,902	33,499	30,878	33,298

MOVIE GALLERY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Thirty-Nine Weeks Ended
	October 6, 2002	October 5, 2003
Operating activities:
Net income	$24,866	$31,976
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization and non-cash cost of rental inventory sold	71,051	98,620
Depreciation and intangibles amortization	14,545	16,911
Stock option compensation	795	1,626
Tax benefit of stock options exercised	4,006	2,793
Deferred income taxes	9,388	11,943
Changes in operating assets and liabilities:
Merchandise inventory	(3,880)	1,376
Other current assets	179	(1,891)
Deposits and other assets	(678)	(3,315)
Accounts payable	2,911	(17,724)
Accrued liabilities and deferred revenue	(3,459)	(2,097)

Net cash provided by operating activities	119,724	140,218
Investing activities:
Business acquisitions	(47,508)	(25,447)
Purchases of rental inventory	(81,674)	(106,492)
Purchases of property, furnishings and equipment	(21,011)	(33,909)

Net cash used in investing activities	(150,193)	(165,848)
Financing activities:
Proceeds from issuance of common stock	66,775	—
Proceeds from exercise of stock options	2,459	2,484
Net proceeds from (payments on) long-term debt	(26,000)	—

Net cash provided by financing activities	43,234	2,484
Effect of exchange rate changes on cash and cash equivalents	(14)	3,031

Increase (decrease) in cash and cash equivalents	12,751	(20,115)
Cash and cash equivalents at beginning of period	16,349	39,526

Cash and cash equivalents at end of period	$29,100	$19,411

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  Exhibit 99.1
MOVIE GALLERY REPORTS 3rd-QUARTER NET INCOME OF $0.28 PER DILUTED SHARE AND ADJUSTED NET INCOME OF $0.30 PER DILUTED SHARE